UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF FLORIDA
WEST PALM BEACH DIVISION
www.flsb.uscourts.gov

In re: ALLIANCE BIOENERGY PLUS, INC., Debtor.	Case No. 18-23071-BKC-EPK Chapter 11

DEBTOR'S CHAPTER 11 PLAN OF REORGANIZATION

Dated: June 27, 2019

Submitted by:

MANCUSO LAW, P.A.
Nathan G. Mancuso, Esq.
(Fla. Bar No. 174254)
Boca Raton Corporate Centre
7777 Glades Road, Suite 100
Boca Raton, Florida 33434
Tel: 561-245-4705
Fax: 561-226-2575
E-mail: ngm@mancuso-law.com

COUNSEL FOR DEBTOR

CHAPTER 11 PLAN OF REORGANIZATION FOR ALLIANCE BIOENERGY PLUS, INC.

INTRODUCTION AND PLAN SUMMARY

This Chapter 11 Plan of Reorganization (the "Plan") is proposed by Debtor, Alliance BioEnergy Plus, Inc. ("Debtor") pursuant to chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 *et seq.* (the "Bankruptcy Code"). Capitalized terms used herein shall have the meanings ascribed to them in Article I of this Plan, unless the context requires otherwise.

Reference is made to the Disclosure Statement in Support of Debtor's Chapter 11 Plan of Reorganization (the "Disclosure Statement") accompanying this Plan for a discussion of, among other things, the background, history, business, historical financial information and the events leading up to the Chapter 11 Case, as well as a summary and analysis of this Plan and certain related matters.

In summary, under the Plan, (i) the Debtor's business operations will be continued, preserved and managed by the Reorganized Debtor owned by the same common stock holders of the Debtor in their same respective shares; (ii) claims will be paid 100% on the Effective Date or as otherwise agreed between the Debtor and any particular unsecured creditor; and (iii) the Court will retain jurisdiction to, among other things, adjudicate any claims objections and post-confirmation litigation of Causes of Action that will vest in the Reorganized Debtor on the Effective Date.

SUBJECT TO CERTAIN RESTRICTIONS AND REQUIREMENTS SET FORTH IN SECTION 1127 OF THE BANKRUPTCY CODE, BANKRUPTCY RULE 3018 AND IN THIS PLAN, THE DEBTOR RESERVES THE RIGHT TO ALTER, AMEND, MODIFY, REVOKE OR WITHDRAW THIS PLAN UNTIL ITS SUBSTANTIAL CONSUMMATION.

ARTICLE I
DEFINITIONS, INTERPRETATION AND EXHIBITS

A. Scope of Definitions. For purposes of this Plan, and to the extent not otherwise provided herein, the terms below shall have the respective meanings hereinafter set forth and designated with the initial letter of each word being capitalized and, unless otherwise indicated, the singular shall include the plural, the plural shall include the singular and capitalized terms shall refer to the terms as defined in this Article I. Any capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Disclosure Statement.

1.1 "Administrative Claim" means a Claim for any cost or expense of administration (including Professional Claims) of the Chapter 11 Case asserted or arising under sections 503, 507(a)(1), or 507(b) of the Bankruptcy Code, including (i) any actual and necessary Post-Petition cost or expense of preserving the Debtor's Estate or operating the business of the Debtor, (ii) any payment to be made under this Plan to cure a default on an executory contract or unexpired lease that is assumed pursuant to section 365 of the Bankruptcy Code, (iii) any Post-Petition cost, indebtedness or contractual obligation duly and validly incurred or assumed by the Debtor in the ordinary course of business, (iv) compensation or reimbursement of expenses of

Professionals to the extent allowed by the Bankruptcy Court under section 330(a), 331, 503(b)(3)(A) or (b)(4) of the Bankruptcy Code, and (v) all Allowed Claims that are entitled to be treated as Administrative Expense Claims pursuant to a Final Order of the Bankruptcy Court under section 546(c)(2)(A) of the Bankruptcy Code.

1.2 "Allowance Date" means the date on which the particular Claim at issue becomes an Allowed Claim.

1.3 "Allowed" when used to describe a Claim or Interest means a Claim or Interest: (a)(i) proof of which was timely and properly filed on or before the applicable Bar Date, and unless otherwise set by the Bankruptcy Court, (ii) proof of which was deemed filed pursuant to section 1111(a) of the Bankruptcy Code, or (iii) if no such proof was filed or deemed filed, such Claim or Interest has been or hereafter is listed by the Debtor on its Schedules filed under section 521(1) of the Bankruptcy Code as liquidated in amount and not disputed or contingent and, in any case, as to which (A) no Objection to the allowance thereof has been or is interposed on or before the Claims Objection Deadline or (B) any such Objection has been settled, withdrawn or determined by a Final Order, to the extent the Objection has been or is determined in favor of the Claimant in such Final Order; (b) based on an application of a professional person under section 330, section 331, or section 503 of the Bankruptcy Code for allowance of compensation and reimbursement of expenses in the Chapter 11 Case, to the extent such application is approved by a Final Order; or (c) expressly allowed under this Plan or the Confirmation Order. Unless otherwise specified herein or by order of the Bankruptcy Court, an "Allowed Claim" or "Allowed Interest" shall not include interest on such Claim or Interest for the period from and after the Petition Date. For clarification, any scheduled Claim or Interest held by a Creditor that has filed a proof of claim of interest in the Chapter 11 Case is replaced and superseded by the Claim or Interest set forth in such filed proof of claim.

1.4 "Allowed Administrative Claim" means all or that portion of any Administrative Claim that is or has become an Allowed Claim.

1.5 "Allowed General Unsecured Claim" means all or that portion of any General Unsecured Claim that is or has become an Allowed Claim.

1.6 "Allowed General Unsecured Creditor" means the Holder of an Allowed General Unsecured Claim.

1.7 "Allowed Holders" means all Holders of Allowed Claims and Equity Interests.

1.8 "Allowed Priority Claim" means all or that portion of any Priority Claim that is or has become an Allowed Claim.

1.9 "Allowed Priority Non-Tax Claim" means all or that portion of any Priority Non-Tax Claim that is or has become an Allowed Claim.

1.10 "Allowed Priority Tax Claim" means all or that portion of any Priority Tax Claim that is or has become an Allowed Claim.

1.11 "Allowed Secured Claim" means all or that portion of any Secured Claim that is

or has become an Allowed Claim. Any deficiency portion of an Allowed Secured Claim shall be treated as an Allowed General Unsecured Claim.

1.12 "Assets" means all legal or equitable interests of the Debtor in any and all real or personal property of any nature, including any real estate, buildings, structures, improvements, privileges, rights, easements, leases, subleases, licenses, goods, materials, supplies, furniture, fixtures, equipment, work in process, accounts, chattel paper, cash, deposit accounts, reserves, deposits, contractual rights, intellectual property rights, Claims, Causes of Action and any other general intangibles, and the proceeds, product, offspring, rents or profits thereof, as of the Effective Date.

1.13 "Available Cash" means Debtor's Cash on hand as of the Effective Date available to make payments pursuant to this Plan.

1.14 "Avoidance Actions" means any and all causes of action which a trustee, debtor-in-possession, the estate or other legal representative or appropriate party-in-interest, including the Reorganized Debtor, may assert, including those causes of action under chapter 5 of the Bankruptcy Code, including the Debtor's rights of setoff, recoupment, contribution, reimbursement, subrogation or indemnity in connection herewith (as those terms are defined by the non-bankruptcy law of any relevant jurisdiction) and any other indirect claim of any kind whatsoever, whenever and wherever arising or asserted (but other than those Avoidance Actions which are released or dismissed as part of and pursuant to this Plan).

1.15 "Ballot" means the ballot accompanying the Disclosure Statement.

1.16 "Bankruptcy Code" means title 11 of the United States Code, 11 U.S.C. §§ 101 *et seq.*, as in effect on the Petition Date, together with all amendments and modifications thereto to the extent applicable to the Chapter 11 Case.

1.17 "Bankruptcy Court" or "Court" means the United States Bankruptcy Court for the Southern District of Florida, which has jurisdiction over the Chapter 11 Case, or such other court exercising bankruptcy jurisdiction.

1.18 "Bankruptcy Rules" means (a) the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended and promulgated under section 2075 of title 28 of the United States Code, (b) the Federal Rules of Civil Procedure, as amended and promulgated under section 2072 of title 28 of the United States Code, (c) the Local Rules of the United States Bankruptcy Court for the Southern District of Florida as amended, and (d) any standing orders governing practice and procedure issued by the Bankruptcy Court, each as in effect on the Petition Date, together with all amendments and modifications thereto to the extent applicable to this Chapter 11 Case or proceedings therein, as the case may be.

1.19 "Bar Date" means the General Claims Bar Date or any other deadline for filing a particular type of Claim set by Order of the Court or this Plan, as applicable.

1.20 "Beneficial Holder" means the Person holding the beneficial interest in a Claim or Interest.

1.21 "Business Day" means any day other than a Saturday, Sunday or "legal holiday" as such term is defined in Bankruptcy Rule 9006(a).

1.22 "Cash" means money, currency and coins, negotiable checks, balances in bank accounts and other lawful currency of the United States of America and its equivalents.

1.23 "Cash Collateral" means cash, negotiable instruments, documents of title, securities, deposit accounts, or other cash equivalents whenever acquired in which the Estate and an entity other than the Estate have an interest and includes the proceeds, products, offspring, rents, or profits of property subject to a security interest as provided in section 552(b) of the Bankruptcy Code, whether existing before or after the commencement of a case under the Bankruptcy Code.

1.24 "Causes of Action" means any and all actions, claims, rights, defenses, impleader claims, damages, executions, demands, crossclaims, counterclaims, suits, causes of action, choses in action, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims whatsoever, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly, indirectly or derivatively, at law, in equity or otherwise, accruing to the Debtor, including the Avoidance Actions.

1.25 "Chapter 11 Case" means the bankruptcy case under chapter 11 of the Bankruptcy Code commenced by the Debtor on the Petition Date.

1.26 "Claim" has the meaning assigned to such term in section 101(5) of the Bankruptcy Code.

1.27 "Claimant" or **"Claimholder"** means the Holder of a Claim.

1.28 "Claim Objection Deadline" means the deadline for objecting to Claims against the Estate, which shall be 120 days after the Effective Date unless extended by Order of the Bankruptcy Court for cause.

1.29 "Class" means a group of Claims or Interests as classified in a particular class under this Plan pursuant to section 1122 of the Bankruptcy Code.

1.30 "Confirmation" means the entry of an order confirming this Plan in accordance with section 1129 of the Bankruptcy Code.

1.31 "Confirmation Date" means the date on which the Confirmation Order is entered on the docket maintained by the Clerk of the Bankruptcy Court.

1.32 "Confirmation Hearing" means the hearing held before the Bankruptcy Court to consider Confirmation of this Plan pursuant to section 1128 of the Bankruptcy Code, as it may be continued from time to time.

1.33 "Confirmation Order" means any Order confirming this Plan pursuant to

section 1129 of the Bankruptcy Code.

1.34 "Creditor" has the meaning prescribed in 11 U.S.C. § 101(10).

1.35 "Cure" means the amount of Cash required to cure defaults necessary to assume or assume and assign an Executory Contract under 11 U.S.C. § 365(b) as determined by the Bankruptcy Court or pursuant to any agreement among the Debtor and the other party(ies) to the Executory Contract.

1.36 "Debtor" means Alliance BioEnergy Plus, Inc.

1.37 "ABP Business" means any and all business activities of the Debtor.

1.38 "Disallowed Claim" means any Claim against the Debtor or Estate which (i) has been disallowed, in whole or part, by a Final Order of the Bankruptcy Court; (ii) has been withdrawn by agreement of the Debtor or Reorganized Debtor and the Holder thereof, in whole or in part; (iii) has been withdrawn, in whole or in part, by the Holder thereof; (iv) if listed in the Schedules as zero or as actually or may be disputed, contingent or unliquidated and in respect of which a proof of claim has not been timely filed or deemed timely filed pursuant to the Plan, the Bankruptcy Code or any Final Order of the Bankruptcy Court or other applicable bankruptcy law; (v) has been reclassified, expunged, subordinated or estimated to the extent that such reclassification, expungement, subordination or estimation results in a reduction in the filed amount of any proof of claim; or (vi) is evidenced by a proof of claim which has been filed, or which has been deemed to be filed under applicable law or order of the Bankruptcy Court or which is required to be filed by order of the Bankruptcy Court, but as to which such proof of claim was not timely or properly filed. In each case a Disallowed Claim is disallowed only to the extent of disallowance, withdrawal, reclassification, expungement, subordination or estimation.

1.39 "Disbursing Agent" means the Reorganized Debtor for the purpose of administering Claims and making Distributions to Allowed Creditors under the Plan as provided herein.

1.40 "Disclosure Statement" means the document entitled "Disclosure Statement in Support of Debtor's Chapter 11 Plan of Reorganization" filed in connection with this Plan and the Chapter 11 Case pursuant to section 1125 of the Bankruptcy Code, including any exhibits annexed thereto and any documents delivered in connection therewith, as the same may be amended or modified from time to time.

1.41 "Disputed Claims" means all Claims that are the subject of a pending objection, motion, complaint, counterclaim, setoff, Avoidance Action or other defense, or any other proceeding seeking to disallow, subordinate or estimate any such Claim in whole or in part.

1.42 "Distribution" means a distribution or distributions of Cash or other non-Cash consideration made under the Plan.

1.43 "Effective Date" means the date upon which all conditions set forth in Section 9.1 of this Plan shall have occurred, been satisfied or waived, and Distributions commence under

this Plan, which date shall be not later than August 31, 2019, unless extended by the Debtor.

1.44 "Estate" means the Debtor's bankruptcy estate created in the Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

1.45 "Executory Contracts" means executory contracts and unexpired leases as such terms are used in 11 U.S.C. § 365, including all operating leases, capital leases, and contracts to which the Debtor is a party or beneficiary on the Confirmation Date.

1.46 "Final Order" means an order or judgment entered by the Bankruptcy Court, or another court of competent jurisdiction, in connection with the Chapter 11 Case, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or to seek certiorari, review or rehearing has expired and as to which no appeal or petition for certiorari, review or rehearing is pending or as to which any right to appeal or to seek certiorari, review or rehearing has been waived in writing in a manner satisfactory to the Reorganized Debtor.

1.47 "Final Report" means the Final Report on Distributions and Request for Entry of Final Decree Closing Case to be filed by the Reorganized Debtor, pursuant to 11 U.S.C. § 350 and Bankruptcy Rule 3022.

1.48 "General Claims Bar Date" means the date established by the Bankruptcy Court as the deadline by which proofs of non-Governmental Claims arising Pre-Petition were required to be filed, which was January 22, 2019 [D.E. 49].

1.49 "General Unsecured Claim" means any Pre-Petition Claim (but not an Administrative Claim, Priority Claim or Secured Claim), including, but not limited to, any Rejection Claim and any deficiency Claim held by the Holder of an Allowed Secured Claim.

1.50 "General Unsecured Creditor" means the Holder of an Allowed General Unsecured Claim.

1.51 "Government Claim" means any Claim held by a Governmental Unit.

1.52 "Governmental Unit" shall have the meaning ascribed to such term in section 101(27) of the Bankruptcy Code.

1.53 "Holder" means the Beneficial Holder of a Claim or Interest, and, when used in conjunction with a Class or type of Claim or Interest, means a Holder of a Claim or Interest in such Class or of such type.

1.54 "Impaired" when used in this Plan with reference to a Claim or an Interest, has the meaning assigned to such term in section 1124 of the Bankruptcy Code.

1.55 "Interest" or **"Equity Interest"** means any "equity security" interest in the Debtor, as the term is defined in section 101(16) of the Bankruptcy Code, exclusive of any such interests held in treasury by the Debtor, which Interests are identified in the Lists of Equity Security Holders filed by the Debtor in connection with the Chapter 11 Case and/or registered in the stock registers maintained by or on behalf of the Debtor.

1.56 **"Interestholder"** means the Holder of an Equity Interest.

1.57 **"Liquidation Value"** means the aggregate dollar amount that would be generated from the Assets if the Chapter 11 Case were converted to a case under chapter 7 of the Bankruptcy Code and the Assets were liquidated by a trustee in bankruptcy.

1.58 **"Objection"** means any objection, application, motion, complaint or any other legal proceeding, including, with respect to the terms of this Plan, seeking, in whole or in part, to disallow, determine, liquidate, classify, reclassify or establish the priority, expunge, subordinate or estimate any Claim or Interest.

1.59 **"Pending Claim"** means a Claim which is not an Allowed Claim but not a Disputed Claim (for example, any Claim as to which the Reorganized Debtor has not agreed to allow prior to the expiration of the Claims Objection Deadline).

1.60 **"Person"** means an individual, corporation, partnership, limited liability company, joint venture, trust, estate, unincorporated association, unincorporated organization, governmental entity, or political subdivision thereof, or any other entity.

1.61 **"Petition Date"** means October 22, 2018.

1.62 **"Plan"** means this Debtor's Chapter 11 Plan of Reorganization.

1.63 **"Plan Documents"** means any contracts, instruments, securities, releases, indentures, and any other agreements or documents delivered pursuant to, or related to, or implementing this Plan or such other documents, including without limitation those documents attached as exhibits to this Plan.

1.64 **"Post-Petition"** means a date on or after the Petition Date.

1.65 **"Pre-Petition"** means a date prior to the Petition Date.

1.66 **"Priority Claims"** means Priority Tax Claims and Priority Non-Tax Claims, collectively.

1.67 **"Priority Non-Tax Claim"** means any Claim given priority in payment pursuant to section 507 of the Bankruptcy Code, but not including Priority Tax Claims and Administrative Claims.

1.68 **"Priority Tax Claim"** means any Claim given priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code.

1.69 **"Process Engineering"** means Process Engineering Associates, LLC.

1.70 **"Process Engineering Secured Claim"** means the Allowed Secured Claim in the principal amount of $30,000.00 held by Process Engineering pursuant to its settlement with the Debtor approved by the Bankruptcy Court by order entered April 22, 2019 [D.E. 118].

1.71 "Professional" means a Person (a) employed in the Chapter 11 Case pursuant to a Final Order in accordance with sections 327, 328 and/or 1103 of the Bankruptcy Code and to be compensated for services rendered pursuant to sections 327, 328, 329, 330, and 331 of the Bankruptcy Code, or (b) for which compensation and reimbursement may be allowed by the Bankruptcy Court pursuant to section 503(b)(3)(A) or (b)(4) of the Bankruptcy Code.

1.72 "Professional Fees" or **"Professional Claims"** means Claims by Professionals for compensation and reimbursement of expenses for compensation or reimbursement of costs and expenses relating to services incurred after the Petition Date and prior to and including the Confirmation Date.

1.73 "Property" or "Property of the Estate" means all property of the Debtor and Estate of every type and nature pursuant to section 541 of the Bankruptcy Code.

1.74 "Proponent" means the Debtor.

1.75 "Pro Rata" means, at any time, the same proportion that the face amount of a Claim or Interest in a particular Class bears to the aggregate face amount of all Allowed Claims or Allowed Interests, Pending Claims or Pending Interests, and Disputed Claims or Disputed Interests in such Class or in all of the Classes at issue, unless the Plan provides otherwise.

1.76 "Rejection Claim" means a Claim arising under section 502(g) of the Bankruptcy Code from the rejection under section 365 of the Bankruptcy Code of an Executory Contract of the Debtor that has not been assumed.

1.77 "Reorganized Debtor" means the Debtor from and after the Effective Date, which will be the same legal entity as the Debtor (Alliance BioEnergy Plus, Inc.) with the same stockholders as provided in Class 4 of this Plan.

1.78 "Reorganized Equity" means the equity interest in the Reorganized Debtor.

1.79 "Schedules" means the Debtor's Schedules of Assets and Liabilities and Statement of Financial Affairs, as amended from time to time, filed by the Debtor with the Bankruptcy Court pursuant to Bankruptcy Rule 1007.

1.80 "Secured Claim" means a Claim that is secured by a security interest in or lien upon any Property of the Debtor's Estate that is not void or avoidable under the Bankruptcy Code or other applicable law to the extent of the value, as of the Effective Date or such other date as is established by the Bankruptcy Court, of such security interest or lien as determined by a Final Order of the Bankruptcy Court pursuant to section 506(a) of the Bankruptcy Code.

1.81 "Unclaimed Property" means any Distribution of Cash or other property made to the Holder of an Allowed Claim pursuant to this Plan that (a) is returned to the Reorganized Debtor as undeliverable and no appropriate forwarding address is received within the later of (i) 90 days after the Effective Date and (ii) 90 days after such Distribution is made to such Holder or (b) in the case of a Distribution made in the form of a check, is not negotiated within 90 days and no request for re-issuance is made. Unclaimed Property shall become property of the Reorganized Debtor in accordance with the terms of this Plan.

1.82 "Unimpaired" means any Claim that is not Impaired.

1.83 "U.S. Trustee" means the United States Trustee appointed under section 581(a)(3) of title 28 of the United States Code to serve in the Southern District of Florida.

1.84 "Voting Deadline" means the deadline established by the Bankruptcy Court for submitting a Ballot to accept or reject the Plan.

B. Rules of Interpretation. All references herein to "this Plan" shall be construed, where applicable, to include references to this document and all its exhibits, appendices, schedules and annexes, if any (and any amendments thereto made in accordance with the Bankruptcy Code and the Bankruptcy Rules). Whenever from the context it appears appropriate, pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter. The words "herein," "hereof," "hereto," "hereunder," and other words of similar import refer to this Plan as a whole and not to any particular paragraph, subparagraph, or clause contained in this Plan. The words "includes" and "including" are not limiting and mean that the things specifically identified are set forth for purposes of illustration, clarity or specificity and do not in any respect qualify, characterize or limit the generality of the class within which such things are included. The captions and headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. Any term used in this Plan that is not defined in this Plan, either in Article 1 hereof or elsewhere, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning assigned to that term in (and shall be construed in accordance with the rules of construction under) the Bankruptcy Code or the Bankruptcy Rules (with the Bankruptcy Code controlling in the case of a conflict or ambiguity). Without limiting the preceding sentence, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to this Plan, unless superseded herein. In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply. Unless the context indicates otherwise, all references to "Section" and "Article" shall refer to Sections and Articles, respectively, under this Plan. To the extent that the Disclosure Statement is inconsistent with any provisions contained in this Plan, the provisions in this Plan shall control. To the extent that the Disclosure Statement or Plan are inconsistent with any provisions contained in the Plan Documents or any other separate documents or agreements described in the Disclosure Statement or Plan, the provisions of the Plan Documents or such other documents or agreements shall control. All references to "D.E. ___" herein shall refer to the numerical entries on the Court's electronic docket maintained in the Chapter 11 Case.

C. Exhibits. All Exhibits to this Plan are incorporated into and are a part of this Plan as if fully set forth herein, regardless of when filed.

ARTICLE II
TREATMENT OF UNCLASSIFIED AND UNIMPAIRED CLAIMS

2.1 Allowed Administrative Claims. Subject to the allowance procedures and deadlines provided in this Plan and except as otherwise provided in this Plan or Order of the Bankruptcy Court, each Holder of an Allowed Administrative Claim shall receive on account of such Claim and in full satisfaction, settlement, release and discharge of and in exchange for such Claim (a) Cash in an amount equal to the full amount of the Allowed Administrative Claim on,

or as soon as reasonably practicable after, the later of (i) the Effective Date, (ii) the Allowance Date, and (iii) another date agreed to by the Debtor or Reorganized Debtor and the Holder of such Administrative Claim; or (b) such other treatment on such other terms and conditions as may be agreed to in writing by the Debtor or Reorganized Debtor and the Holder of such Claim, as the case may be, or as the Bankruptcy Court may order. However, Allowed Professional Claims shall be paid in accordance with Section 2.2 of the Plan, and U.S. Trustee Fees shall be paid in accordance with Section 2.3 of the Plan.

2.2 Professional Claims. Each Professional in the Chapter 11 Case must have filed with the Bankruptcy Court its final fee application seeking final approval of all fees and expenses from the Petition Date through the Confirmation Date by the deadline set by separate Order of the Bankruptcy Court. Any Professional Claim for which an application or other request for payment is not filed by such deadline shall be discharged and forever barred.

2.3 U.S. Trustee Fees. The Reorganized Debtor will pay the U.S. Trustee the appropriate sum required pursuant to 28 U.S.C. § 1930(a)(6) within ten (10) days from the entry of an order confirming the Plan for pre-Confirmation periods and simultaneously provide to the U.S. Trustee an appropriate affidavit indicating the cash disbursements for the relevant period. In addition, the Reorganized Debtor will pay the U.S. Trustee the appropriate sum required pursuant to 28 U.S.C. § 1930(a)(6) for post-confirmation periods within the time period set forth in 28 U.S.C. § 1930(a)(6), based upon all post-confirmation disbursements made by the Reorganized Debtor in connection with all payments made pursuant to the Plan, until the earlier of the closing of this case by the issuance of a final decree by the Bankruptcy Court, or upon the entry of an order by the Bankruptcy Court dismissing the Chapter 11 Case or converting the case to another chapter under the Bankruptcy Code, and the Reorganized Debtor will provide to the U.S. Trustee upon the payment of each post-confirmation payment an appropriate affidavit indicating all cash disbursements for the relevant period.

2.4 Priority Tax Claims. Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, each Holder of an Allowed Priority Tax Claim shall receive on account of such Claim and in full satisfaction, settlement, release and discharge of and in exchange for such Claim (a) Cash in an amount equal to the full amount of the Allowed Priority Tax Claim on, or as soon as reasonably practicable after, the later of (i) the Effective Date, (ii) the Allowance Date, (iii) the date that any such Allowed Claim becomes due and payable under applicable non-bankruptcy law, and (iv) another date agreed to by the Debtor or Reorganized Debtor and the Holder of such Priority Tax Claim; or (b) such other treatment on such other terms and conditions as may be agreed to in writing by the Debtor or Reorganized Debtor and the Holder of such Claim, as the case may be, or as the Bankruptcy Court may order.

ARTICLE III
DESIGNATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS; IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED AND NOT IMPAIRED UNDER THE PLAN

3.1 General. Pursuant to section 1122 of the Bankruptcy Code, a designation of the Classes of Claims and Interests regarding the Debtor are listed below. A Claim or Interest is designated in a particular Class only to the extent that such Claim or Interest is an Allowed

Claim or Interest and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date. The treatment of and consideration to be received by Holders of Allowed Claims and the treatment of Interests pursuant to this Article of the Plan will be in full satisfaction, settlement, release and extinguishment of, and in exchange for, their respective Allowed Claims against or Interests in the Debtor and the Debtor's Estate, except as otherwise expressly provided in this Plan or the Confirmation Order.

3.2 Class 1: Priority Non-Tax Claims (Unimpaired). Class 1 consists of all Allowed Claims given priority in payment pursuant to section 507 of the Bankruptcy Code, but not including Priority Tax Claims. In accordance with section 1129(a)(9)(B) of the Bankruptcy Code, each Holder of an Allowed Class 1 Claim shall receive either (a) Cash in an amount equal to the Allowed amount of its Claim on, or as soon as reasonably practicable after, the later of (i) the Effective Date, (ii) the Allowance Date, and (iii) another date agreed to by the Debtor or Reorganized Debtor and such Holder; or (b) such other treatment on such other terms and conditions as may be agreed to in writing by the Debtor or Reorganized Debtor and such Holder, as the case may be, or as the Bankruptcy Court may order. Class 1 is Unimpaired.

3.3 Class 2: Process Engineering Secured Claim (Unimpaired). Class 2 consists of the Process Engineering Secured Claim. Consistent with the terms of its Court-approved settlement, Process Engineering shall receive Cash in the full principal amount of its Allowed Secured Claim ($30,000.00) on, or as soon as reasonably practicable after, the Effective Date. Class 2 is Unimpaired.

3.4 Class 3: General Unsecured Claims (Unimpaired). Class 3 consists of all General Unsecured Claims. Each Holder of an Allowed General Unsecured Claim shall receive either (a) Cash in an amount equal to the Allowed amount of its Claim, plus Post-Petition interest at the contract rate or federal judgment rate effective as of the Petition Date, as applicable, on, or as soon as reasonably practicable after, the later of (i) the Effective Date, (ii) the Allowance Date, and (iii) another date agreed to by the Debtor or Reorganized Debtor and such Holder in writing; or (b) such other treatment on such other terms and conditions as may be agreed to in writing by the Debtor or Reorganized Debtor and such Holder, as the case may be, or as the Bankruptcy Court may order. Class 3 is Unimpaired.

3.5 Class 4: Equity Interests (Unimpaired). Class 4 consists of all Equity Interests in the Debtor. Holders of Allowed Equity Interests shall retain their Equity Interests in the Reorganized Debtor, by their same common stock shares in the Debtor as of the Effective Date, from and after the Effective Date of the Plan. Class 4 is Unimpaired.

ARTICLE IV
EXECUTORY CONTRACTS AND UNEXPIRED LEASES

As of the Effective Date, any Executory Contract not specifically assumed by the Debtor by Final Order of the Court, or subject to a motion to assume that remains pending as of the Effective Date, pursuant to section 365(a) of the Bankruptcy Code, shall be deemed rejected as of the Confirmation Date (the "Rejected Contracts"). The Confirmation Order shall constitute an order of the Bankruptcy Court approving the rejection of the Rejected Contracts pursuant to section 365 of the Bankruptcy Code and determining that no amounts are due thereunder.

Consistent with the Debtor's Court-approved settlement with Dennis Lenaburg, the parties' stock warrant agreement issued as part of that settlement, as well as any other existing unexpired stock warrant or option agreements not canceled by the Debtor, shall be deemed assumed by the Reorganized Debtor as of the Effective Date.

ARTICLE V
REORGANIZED DEBTOR

5.1 Establishment of Reorganized Debtor.

5.1.1 General. Pursuant to the Plan, the Reorganized Debtor shall be created and become effective as of the Effective Date of the Plan, and continue the ABP Business as the same legal entity, Alliance BioEnergy, Inc. The equity interests in the Reorganized Debtor will vest proportionately in the stockholders who owned shares of Debtor's common stock as of the Effective Date, which shares shall survive the Effective Date unaltered and unaffected. After the Effective Date, the stockholders, officers and/or directors of the Reorganized Debtor may amend the corporate by-laws or corporate structure, enter into any agreements and engage in any other lawful activity to the extent permitted by applicable law.

5.1.2 Incorporation of Creditor Settlements Into Chapter 11 Plan. The Debtor's settlement agreements with Kilpatrick, Townsend & Stockton LLP, Lucas Hoppel, Process Engineering and Dennis Lenaburg executed in the Chapter 11 Case and approved by the Court [D.E. 105, 117, 118 and 142, respectively], as well as those creditor agreements and concessions detailed in Article IV.D of the Disclosure Statement, are each fully incorporated into the Plan to be binding upon the Reorganized Debtor and performed/implemented by the Reorganized Debtor in accordance with the terms and conditions thereof.

5.1.3 Vesting of Debtor's Assets in Reorganized Debtor. On the Effective Date, the Debtor's Assets shall vest in the Reorganized Debtor, free and clear of all Claims, liens, interests and encumbrances, except as expressly provided in the Plan, which shall be held, maintained and administered solely and exclusively by the Reorganized Debtor. The Reorganized Debtor shall be authorized and directed to execute any and all documents necessary to effectuate the vesting of the Assets in the Reorganized Debtor. The Reorganized Debtor shall have sole and exclusive standing and authority to commence, prosecute, settle or otherwise dispose of the Debtor's Causes of Action which vest in the Reorganized Debtor under the Plan.

5.2 Purpose of Reorganized Debtor. The Reorganized Debtor is established for the purpose of continuing the ABP Business post-Confirmation, prosecuting Causes of Action and Objections to Claims as appropriate, and conducting any other lawful activity.

5.3 Duties and Powers of Reorganized Debtor. Except as otherwise provided in this Plan (including the provisions for seeking Court approval under Section 5.10 of this Plan), immediately upon the Effective Date the Reorganized Debtor shall have the power to engage in and perform any lawful activity in accordance with applicable law, including all acts necessary to fulfill its obligations to Holders of Allowed Claims under the terms of the Plan, including without limitation:

(a) To perfect and secure the right, title, and interest of the Reorganized Debtor in the Assets.

(b) To reduce all Assets to the possession of the Reorganized Debtor and to hold the same.

(c) To manage and protect the Assets.

(d) To pay and discharge any costs, expenses, fees or obligations deemed necessary to preserve the Assets or any part thereof or to preserve the Reorganized Debtor.

(e) To employ such professionals, including without limitation, attorneys, accountants, engineers, agents, brokers and tax specialists, and such other consultants and independent contractors as may be deemed necessary, and to pay the reasonable costs and expenses of such persons. The Reorganized Debtor shall be entitled to hire professionals of its choosing, notwithstanding that the Reorganized Debtor may be a partner or associate of, or otherwise affiliated with, a particular firm to be retained. Professionals retained by the Reorganized Debtor need not file applications for retention or compensation.

(f) To sue and be sued and to settle, compromise or adjust by mediation, arbitration or otherwise any disputes, claims, or controversies in favor of or against the Reorganized Debtor.

(g) To prepare and file tax returns and other filings on behalf of the Reorganized Debtor and any corporations for which the Reorganized Debtor has responsibility.

(h) To release, convey or assign any right, title or interest in or about the Assets.

(i) To authorize and make Distributions to Allowed Holders as described under the Plan.

(j) To take any other action reasonably necessary to cause the Distribution of Available Cash to Allowed Holders pursuant to the Plan.

(k) To institute and prosecute on behalf of the Reorganized Debtor any Objections to Claims, proceedings to estimate Claims, or Causes of Action which could be brought by a trustee or debtor in possession under the Bankruptcy Code.

(l) Pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, to prosecute the Causes of Action and to commence or continue, in any appropriate court or tribunal, any suit or other proceeding for the enforcement of such Causes of Action, and if deemed appropriate by the Reorganized Debtor, to compromise or settle such litigation in accordance with the Plan.

(m) To prepare and file with the Bankruptcy Court the Final Report and seek the entry of a final decree closing the Chapter 11 Case.

(n) To pay any fees to or file any reports or affidavits with the U.S. Trustee, without further order of the Bankruptcy Court.

(o) To continue operation of the ABP Business and take such other actions to the full extent permitted by law.

5.4 Post-Confirmation Professionals and Consultants. Upon the Effective Date, the employment of all Professionals retained by the Debtor pursuant to 11 U.S.C. §§ 327, 328 or 1103 shall be terminated without further Court order. The Reorganized Debtor may retain such professionals, and other consultants or independent contractors, as it deems appropriate, and such Persons need not file retention or compensation applications.

5.5 Distributions by Reorganized Debtor. Subject to the provisions in this Section 5.5 governing the timing of Distributions made by the Reorganized Debtor, the procedures governing Distributions made by the Reorganized Debtor are set forth in Article VIII of this Plan. Upon the complete and final administration of all Claims and prosecution of Claims Objections through Final Orders, the Reorganized Debtor shall make a final Distribution to Holders of Allowed Claims in accordance with the terms of the Plan.

5.6 Limitations on Liability of Reorganized Debtor. Except in the case of fraud, willful misconduct, bad faith, gross negligence or breach of fiduciary duty, the Reorganized Debtor, and any professional or consultant retained by the Reorganized Debtor, shall not be liable for any loss or damage by reason of any action taken or omitted, or for any act or omission made in reliance upon the books and records of the Debtors or Reorganized Debtor or upon information or advice given by its professionals; provided, however, that nothing herein shall relieve the Reorganized Debtor from its duty and responsibility to make the Distributions of Available Cash required hereunder. In addition, the Reorganized Debtor shall be indemnified by and receive reimbursement from the Assets against and on account of any and all loss, liability, expense or damage which it may incur or sustain, without fraud, willful misconduct, bad faith or gross negligence, in the exercise and performance of any of its powers and duties hereunder. In the absence of fraud, willful misconduct, bad faith or gross negligence, the Reorganized Debtor may rely, and shall be fully protected personally in acting, upon any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order or other instrument or document that it has no reason to believe to be other than genuine and to have been signed or presented other than by the proper party or parties or, in the case of facsimile transmissions, to have been sent other than by the proper party or parties, in each case without obligation to satisfy itself that the same was given in good faith and without responsibility for errors in delivery, transmission or receipt. The Reorganized Debtor may at any time seek instructions from the Bankruptcy Court concerning the acquisition, management or disposition of the cash and/or other property held by the Reorganized Debtor.

5.8 Duration of Chapter 11 Case. Upon payment of Allowed Claims pursuant to the terms of this Plan and final resolution or disposition of all Objections to Claims and Causes of Action, the Reorganized Debtor, subject to Bankruptcy Court approval, shall: (i) terminate the Chapter 11 Case, by filing written notice of termination with the Bankruptcy Court and providing such notice to the U.S. Trustee, which notice shall include a Final Report; and (ii)

thereupon be forever discharged of and released from all power, duties and responsibilities under the Plan. Every effort shall be made to effectuate such termination no later than the time reasonably necessary to resolve Objections to Claims and pay Allowed Claims in full, and resolve or prosecute the Causes of Action to final judgment, and in no event shall this Chapter 11 Case remain open for more than five (5) years after the Effective Date without further order of the Bankruptcy Court. After the Plan has been fully administered, the Reorganized Debtor shall file a Final Report and seek a final decree closing the Chapter 11 Case pursuant to 11 U.S.C. § 350 and Bankruptcy Rule 3022.

5.9 Payment of Costs/Expenses. Subject to the Plan, all costs, expenses, and obligations incurred by the Reorganized Debtor in administering the Reorganized Debtor or in any manner connected, incidental or related thereto shall be a charge against the Reorganized Debtor. The Reorganized Debtor, upon being satisfied as to the correctness and reasonableness of any and all such costs, expenses and obligations, shall approve and direct the payment thereof prior to any Distribution as herein provided.

5.10 Court Approval. The Reorganized Debtor shall not be required to seek or obtain Bankruptcy Court approval under Bankruptcy Rule 9019 in respect to any compromise or resolution of any objection to Claim or Cause of Action. However, nothing herein shall restrict the Reorganized Debtor's right to submit any other matter regarding the Reorganized Debtor, the Assets, or the Chapter 11 Case for Court approval, in its sole discretion, consistent with the Bankruptcy Court's retained jurisdiction.

5.11 Objections to Actions by Reorganized Debtor. With respect to proposed actions by the Reorganized Debtor that are submitted by motion for Bankruptcy Court approval, pursuant to Section 5.10 of the Plan or otherwise, any party in interest seeking to object to any such proposed action must follow the procedures set forth in the Local Rules of the Bankruptcy Court. In the event any party in interest objects to any other action proposed to be taken by the Reorganized Debtor, such party shall: (i) file an objection with the Bankruptcy Court; (ii) request a hearing from the Bankruptcy Court; and (iii) serve a copy of the objection and notice of hearing on the Reorganized Debtor and the U.S. Trustee, so as to be received no later than ten (10) days after the Reorganized Debtor gives notice of such proposed action. If no timely objection is made in strict compliance with this section of the Plan, the Reorganized Debtor shall be deemed authorized to take such proposed action without further notice or order of the Bankruptcy Court.

ARTICLE VI
POST-CONFIRMATION LITIGATION AND CLAIMS ADMINISTRATION

6.1 Objections to Claims. The Reorganized Debtor has the authority to file, settle, compromise, withdraw, arbitrate, mediate or litigate Objections to Claims and Interests pursuant to the Bankruptcy Code, the Bankruptcy Rules, and this Plan. To the extent that an Objection to a Claim filed by the Debtor or any other party in interest is pending and not resolved as of the Effective Date, the Reorganized Debtor may prosecute such pending Objection to Claim from and after the Effective Date. From and after the Effective Date, only the Reorganized Debtor may file and prosecute Objections to Claims. Neither Confirmation of the Plan nor the Court's entry of the Confirmation Order shall have any *res judicata* or other preclusive effect on the

Reorganized Debtor's power to object to and contest the allowance of any Claims on any grounds, including, without limitation, subordination or setoff. The Reorganized Debtor shall be substituted as the real party in interest for any Objection to Claims filed by the Debtor or any other party in interest prior to the Effective Date for which a Final Order has not been entered, for which an appeal of a Final Order is pending, or for any other pending litigation in which the Debtor is a party.

An Objection to the allowance of a Claim shall be made in writing and may be filed with the Bankruptcy Court at any time not later than the Claim Objection Deadline in accordance with the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules. The Claim Objection Deadline may be extended by the Bankruptcy Court for cause shown after notice and a hearing.

Any transferee of a Claim, by way of Bankruptcy Rule 3001 or otherwise, shall acquire any such Claim and/or the distribution rights thereto subject to any pending Objection or available defenses and bases to dispute the allowance of any such Claim – *i.e.*, any such transferee shall "step into the shoes" of the original claimant and be subject to the same defenses or objections to the allowability of any such Claim that are or were applicable to the original claimant.

6.2 Deadline for Responding to Objections to Claims. Within 30 days after service of an Objection, the Holder of a Claim whose Claim or Interest has been objected to must file with the Bankruptcy Court and serve upon the Reorganized Debtor a written response to such Objection. Failure to file such a response within the 30-day time period shall constitute cause for the Bankruptcy Court to sustain the Objection against the non-responding party and grant the relief requested in the Objection to the Claim.

6.3 Estimation of Claims or Interests. Prior to the Effective Date, the Debtor may request that the Bankruptcy Court estimate any Claim for purposes of allowance pursuant to section 502(c) of the Bankruptcy Code. After the Effective Date, the Reorganized Debtor may request that the Bankruptcy Court estimate any Claim for purposes of allowance pursuant to section 502(c) of the Bankruptcy Code. Neither entry of the Confirmation Order nor confirmation of the Plan shall have any *res judicata* or other preclusive effect on the Reorganized Debtor's power to object to or seek estimation of any Claims on any grounds, including, without limitation, equitable subordination or setoff.

6.4 Causes of Action. On the Effective Date, all of the Debtor's Causes of Action, including, without limitation, Avoidance Actions, shall vest in the Reorganized Debtor, and the Reorganized Debtor, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, shall have exclusive standing and authority to commence, file, prosecute, settle, compromise, withdraw, arbitrate, mediate or litigate any and all Causes of Action and rights that he has, as successor to the Debtors or Trustee or otherwise, against any Person, and on the Effective Date shall be substituted as plaintiff in any action or proceeding commenced by the Debtor prior to the Effective Date which remains pending on the Effective Date in respect of any such Cause of Action.

ARTICLE VII
MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

7.1 Plan Payments. The Reorganized Debtor will directly fund payment of Allowed Claims out of the Available Cash in accordance with the terms of the Plan.

7.2 Execution of Documents and Corporate Action. The Reorganized Debtor shall deliver all documents and perform all actions reasonably contemplated with respect to implementation of the Plan.

7.3 Creation of the Reorganized Debtor. In accordance with Article V of this Plan, the Reorganized Debtor will be created as of the Effective Date for the purpose of continuing the ABP Business and such other purposes described in this Plan.

ARTICLE VIII
DISTRIBUTIONS

8.1 General. The Reorganized Debtor may employ or contract with other Persons to make or assist in making the Distributions required under this Plan without further Court order. Distributions made by the Reorganized Debtor under the Plan shall be made only to Allowed Holders. Until a Disputed Claim or Pending Claim becomes an Allowed Claim, the Holder of that Disputed Claim or Pending Claim shall not receive the consideration otherwise provided under the Plan. Distributions to Allowed Holders shall be in full satisfaction and discharge of such Allowed Claims.

8.2 Delivery of Distributions. Distributions to Allowed Holders shall be made: (a) at the address set forth in the proof of claim filed by each such Holder with the Bankruptcy Court; (b) at the address set forth in any written notice of address change delivered to the Debtor or Reorganized Debtor after the date that the related proof of claim or interest was filed; or (c) at the address reflected in the Debtor's Schedules relating to the Allowed Claim if no proof of claim or interest was filed and the Debtor or Reorganized Debtor, as applicable, has not received written notice of a change of address.

8.3 Distributions to Allowed Creditors. Except as otherwise provided in the Plan, on the Effective Date, or such other date as provided in the Plan, the Holders of Allowed Claims shall be paid the amounts of their Allowed Claims by the Reorganized Debtor in Cash.

8.4 Cash Payments. Cash payments to be made pursuant to this Plan shall be made by checks drawn on a U.S. financial institution.

8.5 Interest on Claims. Unless otherwise specifically provided for in this Plan, the Confirmation Order, a Final Order of the Bankruptcy Court or other court of competent jurisdiction, or required by applicable bankruptcy law, interest shall not accrue or be paid on Allowed Claims on a Post-Petition basis, nor will the Holder of an Allowed Claim be entitled to Post-Petition interest on such Claim.

8.6 Failure to Negotiate Checks. Checks issued in respect of Distributions under the

Plan, or in payment of Post-Petition expenses and other Administrative Claims incurred from the Petition Date through the Effective Date, shall be null and void if not negotiated within sixty (60) days after the date of issuance. Any amounts returned to the Reorganized Debtor in respect of such non-negotiated checks shall be held by the Reorganized Debtor. Requests for reissuance for any such check shall be made in writing, directly to the Reorganized Debtor by the Allowed Holder with respect to which such check originally was issued. All amounts represented by any voided check will be held until sixty (60) days after the later of (a) the Effective Date, (b) the Allowance Date, or (c) the date that such check was issued, and all requests for reissuance by the Allowed Holder in respect of a voided check are required to be made before such date. Thereafter, all such amounts shall be deemed to be Unclaimed Property, in accordance with Section 8.7 of the Plan, and all Claims in respect of void checks and the underlying Distributions shall be forever barred, estopped and enjoined from assertion in any manner against the Estate, Property of the Estate, the Debtor, and the Reorganized Debtor.

8.7 Unclaimed or Returned Property. All Cash distributed on account of Allowed Claims must be claimed within the later of: (a) 90 days after the Effective Date, or (b) 90 days after such distribution is made to the Holder of such Allowed Claims. If not negotiated within the 90-day period set forth above, or returned by the United States Post Office (or other delivery service) as undeliverable, the Unclaimed Property shall vest in the Reorganized Debtor and shall become an Asset of the Reorganized Debtor free and clear of any Claims, liens, interests or encumbrances, except as otherwise provided in the Plan. No further distribution shall be made to any such Holder and the Holder shall not be entitled to a claim for such Unclaimed Property. Nothing in this Plan shall require the Reorganized Debtor to attempt to locate the Allowed Holders other than by reviewing the proofs of Claim filed with the Bankruptcy Court, the Debtor's Schedules and any written communication from the Allowed Holder relating to address information.

8.8 Limitation on Distribution Rights. If an Allowed Holder holds more than one Allowed Claim in any one Class, all Allowed Claims of the Holder in that Class may be aggregated into one Claim and one Distribution may be made with respect to the aggregated Allowed Claim.

8.9 Fractional Dollars. Notwithstanding any other provision of the Plan, Cash Distributions of fractions of dollars will not be made; rather, whenever any payment of a fraction of a dollar would be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down. To the extent that Cash remains undistributed as a result of the rounding of such fraction to the nearest whole cent, such Cash shall be treated as Unclaimed Property pursuant to Section 8.7 hereof.

8.10 De Minimis Distributions. No Cash payment of less than twenty-five dollars ($25.00) shall be made to any Allowed Holder on account of its Allowed Claim, unless it is a Final Distribution.

8.11 Setoffs. The Reorganized Debtor may, but shall not be required to, set off against any Claim, and the payments or Distributions to be made pursuant to the Plan in respect of such Claim, any and all debts, liabilities and claims of every type and nature whatsoever which the

Estate or the Reorganized Debtor may have against the Holder of such Claim, but neither the failure to do so nor the allowance of any such Claim, whether pursuant to the Plan or otherwise, shall constitute a waiver or release by the Estate or the Reorganized Debtor of any such claims the Estate or the Reorganized Debtor may have against such Holder, and all such claims shall be reserved and retained by the Reorganized Debtor.

ARTICLE IX
CONDITIONS PRECEDENT TO EFFECTIVE DATE

9.1 Conditions to Effective Date. This Plan shall not become effective and the Effective Date shall not occur unless and until the following conditions have occurred (unless otherwise ordered by the Bankruptcy Court):

(i) The Bankruptcy Court shall have entered the Confirmation Order in form and substance satisfactory to the Debtor, and such order shall have become a Final Order.

(ii) The Bankruptcy Court shall have approved the information contained in the Disclosure Statement as adequate pursuant to section 1125 of the Bankruptcy Code.

(iii) All documents, instruments and agreements, in form and substance satisfactory to the Debtor, provided for under this Plan or necessary to implement this Plan shall have been executed and delivered by the parties thereto, unless such execution or delivery has been waived by the parties benefited thereby.

(iv) All authorizations, consents and regulatory approvals required, if any, in connection with the Plan's effectiveness shall have been obtained.

(v) No order of a court shall have been entered and shall remain in effect restraining the Debtor from consummating this Plan.

9.2 Notice of Effective Date. On the Effective Date, or as soon thereafter as is practicable, the Reorganized Debtor shall file with the Bankruptcy Court a notice of occurrence of the Effective Date which notice shall constitute appropriate and adequate notice that this Plan has become effective. In addition to those Persons served with the notice by the Court's Notice of Electronic Filing, the Reorganized Debtor may serve a copy of the notice of Effective Date by first class mail, postage prepaid, to any other Persons deemed appropriate by the Reorganized Debtor.

ARTICLE X
EFFECT OF PLAN CONFIRMATION

10.1 Distributions in Complete Satisfaction. The Distributions and rights provided under the Plan shall be in complete satisfaction and release, effective as of the Effective Date, of all Claims against the Estate and all liens upon any Property of the Estate; provided, however, that this Plan does not operate or intend to resolve any other claims, Causes of Action, related defenses or other rights that the Estate, Debtor or Reorganized Debtor may have against any other Person, except as expressly provided for hereunder. The Holders of liens satisfied and

released under the Plan shall execute and deliver any and all documentation reasonably requested by the Reorganized Debtor evidencing the satisfaction and release of such liens.

10.2 Discharge. Commencing on the Effective Date, except as otherwise expressly provided herein, all Holders of Claims shall be precluded forever from asserting against the Debtor's estate, the Debtor or its assets, or the Reorganized Debtor, any other or further liabilities, liens, obligation, claims or equity interest, arising or existing prior to the Effective Date, that were or could have been the subject of any Claim or Interest, whether or not Allowed. As of the Effective Date, the Debtor, Estate and Reorganized Debtor shall be discharged, released from and shall hold the Assets received or retained by and pursuant to the Plan, free and clear of all liabilities, liens, claims and obligations or other claims of any nature against the Debtor, Estate or Reorganized Debtor, except those duties and obligations created by the Plan.

10.3 Binding Effect. Except as otherwise provided in section 1141(d) of the Bankruptcy Code, on and after the Confirmation Date the provisions of this Plan shall bind any Holder of a Claim against the Debtor and such Holder's respective successors and assigns, whether or not the Claim of such Holder is Impaired under this Plan and whether or not such Holder has accepted this Plan.

10.4 Stay. Unless otherwise provided herein, all injunctions or stays provided for in the Chapter 11 Case pursuant to section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the entry of the final decree closing the Chapter 11 Case.

10.5 Exculpation. Except as otherwise specifically provided in this Plan, the Debtor and Reorganized Debtor, their officers, directors, employees, representatives, advisors, attorneys, financial advisors, or agents, or any of such parties' successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, cause of action or liability to one another or to any Holder of a Claim or an Interest, or any other party in interest, or any of their respective officers, directors, members, employees, representatives, advisors, attorneys, financial advisors, agents, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the pursuit of Confirmation of this Plan, the consummation of this Plan, or the administration of this Plan or the property to be distributed under this Plan, except for their willful misconduct, bad faith, breach of fiduciary duty or gross negligence, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan.

10.6 Injunction. Except as provided in this Plan or the Confirmation Order, as of the Confirmation Date any Person that has held, currently holds, or may hold, a Claim, other debt or liability, or Equity Interest or other right of an equity security holder that is treated pursuant to the terms of this Plan, and any successors, assigns or representatives of any of the foregoing, are permanently precluded and enjoined from taking any of the following actions on account of any such Claims, debts, liabilities or Equity Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against the Debtor, the Estate or the Reorganized Debtor, or the property or assets of any of the foregoing; (b) enforcing, attaching, collecting, or

recovering in any manner any judgment, award, decree, or order against the Debtor, the Estate or the Reorganized Debtor, or the property or assets of any of the foregoing; (c) creating, perfecting, or enforcing any lien or encumbrance against the Debtor, the Estate or the Reorganized Debtor, or the property or assets of any of the foregoing; (d) asserting a right of subordination, setoff, recoupment or counterclaim of any kind against any debt, liability, or obligation due to the Debtor, the Estate or the Reorganized Debtor, or the property or assets of any of the foregoing; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of this Plan.

ARTICLE XI
ACCEPTANCE OR REJECTION OF THIS PLAN

11.1 Persons Entitled to Vote. Class 1 (Priority Non-Tax Claims), Class 2 (General Unsecured Claims), Class 3 (Process Engineering Secured Claim) and Class 4 (Equity Interests) are Unimpaired and conclusively deemed to have accepted this Plan. Accordingly, votes from Holders of Claims in Classes 1, 2, 3 and 4 will not be solicited.

11.2 Cramdown Provisions. If all of the applicable requirements of section 1129(a) of the Bankruptcy Code, other than subparagraph 8 thereof, are determined by the Bankruptcy Court to have been satisfied with respect to the Plan, then the Debtor may seek confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code. For purposes of seeking confirmation of the Plan under section 1129(b), the Debtor reserves the right to modify or vary the terms of the Plan or the treatment of the Claims of those Classes that rejected the Plan so as to comply with the requirements of section 1129(b).

ARTICLE XII
FINAL REPORT

At such time as all of the Distributions provided for under the Plan have been made and all Causes of Action and Objections to Claims have been finally concluded, or such earlier time as determined by the Reorganized Debtor in its sole discretion, the Reorganized Debtor shall file a final accounting with the Bankruptcy Court, together with the Final Report, and shall seek entry of a final decree closing the Chapter 11 Case pursuant to section 350(a) of the Bankruptcy Code and Bankruptcy Rule 3022.

ARTICLE XIII
RETENTION OF JURISDICTION

13.1 Exclusive Jurisdiction of Bankruptcy Court. Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, from and after the Effective Date the Bankruptcy Court shall retain exclusive jurisdiction of all matters arising out of, arising in or related to, the Chapter 11 Case to the fullest extent permitted by applicable law, including, without limitation, jurisdiction to:

(i) Clarify, interpret and enforce the provisions of the Plan, including without limitation the powers and rights of the Reorganized Debtor under Section 5.3 of the Plan;

(ii) allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim (whether filed before or after the Effective Date and whether or not contingent, disputed or unliquidated), including the compromise, settlement and resolution of any request for payment of any Administrative Claim or Priority Claim, the resolution of any objections to the allowance or priority of Claims and the resolution of any dispute as to the treatment necessary to reinstate a Claim pursuant to this Plan, and to hear and determine any other issue presented hereby or arising hereunder, including during the pendency of any appeal relating to any objection to such Claim (to the extent permitted under applicable law);

(iii) grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan, for periods ending before the Effective Date;

(iv) hear and determine motions, applications, adversary proceedings, contested matters and other litigated matters pending on, or filed or commenced on or after, the Effective Date, including proceedings with respect to the rights and claims of the Reorganized Debtor to recover property under chapter 5 of the Bankruptcy Code, to commence or prosecute any Cause of Action (including any Avoidance Action), to seek a determination of any tax liability of the Debtor or Estate under section 505 of the Bankruptcy Code, or otherwise to collect or recover on account of any claim or Cause of Action that the Reorganized Debtor may have;

(v) hear and determine all disputes concerning the conduct of the Reorganized Debtor;

(vi) determine and resolve any matters related to the assumption, assumption and assignment, or rejection of any Executory Contract to which either the Debtor is a party or with respect to which the Debtor or Estate may be liable, and to hear, determine and, if necessary, liquidate any claims arising therefrom;

(vii) ensure that all payments and performance due under this Plan and the Plan Documents are accomplished as provided herein, and resolve any issues relating to distributions to Holders of Allowed Claims pursuant to the provisions of this Plan and the Plan Documents;

(viii) construe, take any action and issue such orders consistent with section 1142 of the Bankruptcy Code, as may be necessary for the enforcement, implementation, execution and consummation of this Plan and all Plan Documents, contracts, instruments, releases, indentures and other agreements or documents created in connection with this Plan, including, without limitation, the Disclosure Statement, and the Confirmation Order, for the maintenance of the integrity of this Plan and the Plan Documents;

(ix) determine and resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation, implementation or enforcement of this Plan, the Plan Documents or the Confirmation Order, including the indemnification and injunction provisions set forth in and contemplated by this Plan, the Plan Documents or the Confirmation Order, or any Person's rights arising under or obligations incurred in connection

therewith;

(x) entertain, approve and confirm modifications of this Plan before, on or after the Effective Date pursuant to section 1127 of the Bankruptcy Code, or modify the Disclosure Statement, the Confirmation Order or any Plan Document, contract, instrument, release, indenture or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission, or reconcile any inconsistency in any Court order, this Plan, the Disclosure Statement, the Confirmation Order or any Plan Document, contract, instrument, release, indenture or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan, to the extent authorized by the Bankruptcy Code, and this Plan;

(xi) issue injunctions, enter, implement and enforce orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation, implementation or enforcement of this Plan or the Confirmation Order;

(xii) enter, implement and enforce such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

(xiii) determine any other matters that may arise in connection with or relating to this Plan and Plan Documents, the Disclosure Statement, or the Confirmation Order, or any contract, instrument, release, indenture or other agreement or document created in connection with this Plan and Plan Documents, the Disclosure Statement, or the Confirmation Order, except as otherwise provided in this Plan;

(xiv) hear and determine any other matters related hereto and not inconsistent with chapter 11 of the Bankruptcy Code;

(xv) continue to enforce the automatic stay, and any other applicable stays or injunctions, through the date of entry of the final decree closing the Chapter 11 Case;

(xvi) hear and determine (A) disputes arising in connection with the interpretation, implementation or enforcement of this Plan, the Confirmation Order and/or the Plan Documents, or (B) issues presented or arising under this Plan, the Confirmation Order and the Plan Documents, including disputes among Holders and arising under agreements, documents or instruments executed in connection with this Plan, the Confirmation Order and/or the Plan Documents;

(xvii) shorten or extend, for cause, the time fixed for performance of any act or event under this Plan, the Confirmation Order and/or the Plan Documents, on notice or *ex parte*, as the Bankruptcy Court shall determine to be appropriate;

(xviii) enter any order, including injunctions, necessary to enforce the title, rights and powers of the Reorganized Debtor, and to impose such limitations, restrictions, terms and conditions on such title, rights and powers as the Bankruptcy Court may deem necessary;

(xix) review any action taken or not taken by the Reorganized Debtor, and to

appoint a successor Reorganized Debtor, if necessary;

(xx) adjudicate any settlements pursuant to Bankruptcy Rule 9019, if required under this Plan or the Confirmation Order, and all other matters contained herein; and

(xxi) enter a final decree closing the Chapter 11 Case or converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code.

13.2 Failure of Bankruptcy Court to Exercise Jurisdiction. If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction over any matter arising under, arising in or related to the Debtor, the Reorganized Debtor, the Estate or the Chapter 11 Case, including with respect to the matters set forth in Section 13.1 hereof, this Article XIII shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such subject matter.

ARTICLE XIV
MISCELLANEOUS PROVISIONS

14.1 Binding Effect of Plan. The provisions of this Plan, Confirmation Order and Plan Documents shall be binding upon and inure to the benefit of the Debtor, the Estate, the Reorganized Debtor, any Holder of any Claim or Interest treated herein or any Person named or referred to in this Plan, and each of their respective heirs, executors, administrators, representatives, predecessors, successors, assigns, agents, officers and directors, and, as to the binding effect, to the fullest extent permitted under the Bankruptcy Code and other applicable law, each other Person affected by this Plan or the Confirmation Order.

14.2 Withdrawal of this Plan. The Debtor reserves the right, at any time prior to the substantial consummation (as that term is defined in section 1101(2) of the Bankruptcy Code) of this Plan, to revoke or withdraw this Plan. If this Plan is revoked or withdrawn or if the Confirmation Date does not occur, this Plan shall be null and void and have no force and effect. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims or interests by or against the Debtor, Estate or any other Person, constitute an admission of any fact or legal conclusion by the Debtor, Estate or any other Person, or to prejudice in any manner the rights of the Debtor, Estate or any other Person in any further proceedings involving the Debtors.

14.3 Modification of this Plan. The Debtor may alter, amend, or modify this Plan in accordance with section 1127(a) of the Bankruptcy Code or as otherwise permitted at any time before the Confirmation Date. After the Confirmation Date and before the substantial consummation of this Plan, and in accordance with the provisions of section 1127(b) of the Bankruptcy Code and the Bankruptcy Rules, the Reorganized Debtor or any other party in interest may, so long as the treatment of Holders of Claims and Interests under this Plan is not adversely affected, institute proceedings in the Bankruptcy Court to modify, to remedy any defect or omission, or to reconcile any inconsistencies in this Plan, the Plan Documents, the Disclosure Statement, or the Confirmation Order and any other matters as may be necessary to carry out the purposes and effects of this Plan and the Plan Documents. However, prior notice of such proceedings shall be served in accordance with Bankruptcy Rule 2002.

14.4 Business Days. If any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

14.5 Severability of Plan Provisions. If any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

14.6 Governing Law. EXCEPT TO THE EXTENT THAT THE BANKRUPTCY CODE OR BANKRUPTCY RULES OR OTHER FEDERAL LAWS ARE APPLICABLE, AND SUBJECT TO THE PROVISIONS OF ANY CONTRACT, INSTRUMENT, RELEASE, INDENTURE OR OTHER AGREEMENT OR DOCUMENT ENTERED INTO IN CONNECTION WITH THIS PLAN, INCLUDING, WITHOUT LIMITATION, THE PLAN DOCUMENTS, THE CONSTRUCTION, IMPLEMENTATION AND ENFORCEMENT OF THIS PLAN AND ALL RIGHTS AND OBLIGATIONS ARISING UNDER THIS PLAN SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES THAT WOULD APPLY THE LAW OF A JURISDICTION OTHER THAN THE STATE OF FLORIDA OR THE UNITED STATES OF AMERICA.

14.7 Notices. Any notice required or permitted to be provided under this Plan shall be in writing and served by either (a) first class U.S. mail, postage prepaid, (b) hand delivery, or (c) reputable overnight delivery service, freight prepaid, to be addressed as follows:

To the Reorganized Debtor:

Alliance BioEnergy Plus, Inc.
Attn.: Benjamin Slager
400 N. Congress Ave., Suite 280
West Palm Beach, FL 33401

-and-

Nathan G. Mancuso, Esq.
Mancuso Law, P.A.
Boca Raton Corporate Centre
7777 Glades Road, Suite 100
Boca Raton, FL 33434

To the U.S. Trustee: Heidi A. Feinman, Esq.
Office of the U.S. Trustee
51 S.W. First Ave., Suite 1204
Miami, FL 33130

14.8 Filing of Additional Documents. On or before substantial consummation of this Plan, the Debtor may issue, execute, deliver, and file with the Bankruptcy Court or record any agreements and other documents, and take any action as may be necessary or appropriate to effectuate, consummate and further evidence the terms and conditions of this Plan, including by making such supplemental disclosures or notices as the Debtor deems useful.

14.9 Time. Unless otherwise specified herein, in computing any period of time prescribed or allowed by this Plan, the day of the act or event from which the designated period begins to run shall not be included. The last day of the period so computed shall be included, unless it is not a Business Day, in which event the period runs until the end of next succeeding day that is a Business Day. Otherwise, the provisions of Bankruptcy Rule 9006 shall apply.

14.10 No Attorneys' Fees. No attorneys' fees will be paid by the Reorganized Debtor with respect to any Claim or Interest, except as expressly specified herein or allowed by a Final Order of the Bankruptcy Court.

14.11 Successors and Assigns. The rights, benefits and obligations of any Person named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Person.

14.12 Section 1145 Determination. Confirmation of the Plan shall constitute a determination, in accordance with section 1145 of the Bankruptcy Code, that, except with respect to an entity that is an underwriter as defined in section 1145(b) of the Bankruptcy Code, section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, broker or dealer in, a security, does not apply to the offer or transfer under the Plan of shares in the Reorganized Debtor in exchange for any Claim against or Interest in the Debtor.

14.13 Section 1146(a) Exemption from Certain Transfer Taxes. To the fullest extent permitted under section 1146(a) of the Bankruptcy Code, the execution, delivery or recording of an instrument of transfer under the Plan, including any shares in the Reorganized Equity, or the transfer or sale of any real, personal or other Property by the Reorganized Debtor shall be considered a transfer under the Plan and shall not be taxed under any state or local law imposing a stamp tax, transfer tax or similar tax or fee. Any sale or transfer of any Asset occurring after or upon the Confirmation Date shall be deemed to be in furtherance of this Plan. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, mortgage recording tax, intangible tax or similar tax.

14.14 Defenses with Respect to Unimpaired Claims. Except as otherwise provided in

this Plan, nothing shall affect the rights and legal and equitable defenses of the Debtor or Reorganized Debtor with respect to any Unimpaired Claim, including all rights in respect of legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.

14.15 No Injunctive Relief. Except as otherwise provided in the Plan and Confirmation Order, no Holder of a Claim or Interest shall under any circumstances be entitled to specific performance or other injunctive, equitable, or other prospective relief in respect of such Claim or Interest.

14.16 No Admissions. Notwithstanding anything herein to the contrary, nothing contained in this Plan shall be deemed an admission by the Debtor or Reorganized Debtor with respect to any matter set forth herein, including, without limitation, liability on any Claim or the propriety of any classification of any Claim.

14.17 Entire Agreement. This Plan (including the Plan Documents) sets forth the entire agreement and undertaking relating to the subject matter hereof and supersedes all prior discussions and documents. The Debtor, Estate or Reorganized Debtor shall not be bound by any terms, conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof, other than as expressly provided for herein or as may hereafter be agreed to by the parties in writing.

14.18 Waiver of Stays. The Debtor may, and reserves its rights to, request that the Confirmation Order include (i) a provision that any stays of the Confirmation Order pursuant to Bankruptcy Rules 3020(e), 6004(h), 6006(d), 7062 or 9014 shall not apply and (ii) authorization for the Debtor to consummate the Plan immediately after entry of the Confirmation Order.

14.19 Substantial Consummation. The Plan shall be deemed substantially consummated immediately upon the Effective Date.

14.20 Good Faith. Confirmation of the Plan shall constitute a finding that (i) the Plan has been proposed in good faith and in compliance with the provisions of the Bankruptcy Code, and (ii) the solicitation of acceptances or rejections of the Plan by all Persons and the offer, issuance, sale, or purchase of any security offered or sold under the Plan has been in good faith and in compliance with applicable provisions of the Bankruptcy Code.

ARTICLE XV
CONFIRMATION REQUEST

For all of the reasons set forth in this Plan and the Disclosure Statement, the Debtor requests that the Bankruptcy Court confirm this Plan under section 1129 of the Bankruptcy Code.

Dated: June 27, 2019

Respectfully submitted,

ALLIANCE BIOENERGY PLUS, INC.

By:______________________
Benjamin Slager
Title: Chief Executive Officer

-and-

MANCUSO LAW, P.A.
Counsel for Debtor
Boca Raton Corporate Centre
7777 Glades Road, Suite 100
Boca Raton, Florida 33434
Tel: (561) 245-4705
Fax: (561) 226-2575

By: /s/ *Nathan G. Mancuso*
Nathan G. Mancuso, Esq.
Fla. Bar No. 174254